Exhibit 21.1
Subsidiaries
     The Company’s principal subsidiaries and affiliates at December 31, 2005 were as follows:

Country of
Company	incorporation	Principal activity
Cronos Containers Limited*	UK	Container leasing, management and administration
Cronos Containers N.V.*	Netherlands Antilles	Container investment manager
Cronos Capital Corp.	USA	General Partner and limited partnership administration, container investment manager
Cronos Securities Corp.	USA	Securities broking
Cronos Containers Inc.	USA	Administration and marketing — USA
Cronos Containers PTE Limited*	Singapore	Administration and marketing — Singapore
Cronos Containers Pty Limited*	Australia	Administration and marketing — Australia
Cronos Containers S.R.L.	Italy	Administration and marketing — Southern Europe
Cronos Containers (Hong Kong) Limited*	Hong Kong	Administration and marketing — Hong Kong and Australasia
Cronos Container Leasing GmbH	Germany	Administration and marketing — Germany
Cronos Equipment (Bermuda) Ltd*	Bermuda	Container investment
Cronos Finance (Bermuda) Ltd*	Bermuda	Container investment
C G Finance B.V.	Netherlands	Holding company and marketing office
Cronos Management N.V.*	Netherlands Antilles	Holding company and provision of Executive services
Cronos Containers Scandinavia AB	Sweden	Holding company and Intermodal equipment management
Intermodal Leasing AB	Sweden	Intermodal equipment management
Cronos Containers (Cayman) Ltd.*	Cayman Islands	Container investment manager
Cronos Holdings Investments Inc.*	USA	Holding company
CF Leasing Limited	Bermuda	50% owned container investment joint venture company

*	Denotes companies owned directly by the Company.